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NORTHERN STATES POWER COMPANY AND SUBSIDIARY COMPANIES                                         Exhibit 12.01
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                      Twelve Months
                                          Ended
                                      March 31, 1995     1994        1993         1992         1991         1990
Earnings
  Income from continuing                                          (Thousands of dollars)
  operations before accounting
  change                                    $245,871    $243,475    $211,740     $160,928     $207,012     $192,971
Add
  Taxes based on income (1)
    Federal income taxes                     113,651     114,484      99,952       71,549       75,905      120,686
    State income taxes                        33,512      34,805      28,076       19,148       22,209       34,442
    Deferred income taxes-net                 (2,565)     (2,262)     12,256        5,185       26,506      (31,794)
    Investment tax credit
    adjustment - net                         (13,866)    (13,979)     (9,544)      (9,708)      (9,189)     (10,048)
    Foreign income taxes                         296         219
  Fixed charges                              121,847     115,083     113,562      109,888      110,146      111,826
Deduct
  Undistributed equity in earnings of
    unconsolidated investees                  36,303      27,427       1,142        1,006            0        1,876
       Earnings                             $462,443    $464,398    $454,900     $355,984     $432,589     $416,207


Fixed charges
  Interest charges per
    statement of income                     $121,847    $115,083    $113,562     $109,888     $110,146     $111,826


Ratio of earnings to fixed
  charges                                        3.8         4.0         4.0          3.2          3.9          3.7




(1) Includes income taxes included in Other Income and Deductions - Net.

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